Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

Preamble:

          The purpose of this Separation Agreement and Mutual Release (the "Agreement") is to set forth the terms and conditions under which R. Terry Phillips (“Executive”) is to receive certain benefits (the "Benefits" in paragraph 2. A.) in connection with the termination or modification of existing contracts, and his separation from employment and all other business relationships with United Security BancShares, Inc., a Delaware corporation (“USBI”); First United Security Bank, an Alabama banking corporation (“FUSB”) (collectively including and referred to herein, together with their respective officers, directors, shareholders, members, employees, attorneys, general partners, limited partners and affiliated entities, as "the Company"). In exchange for the mutual consideration expressed herein, Executive and the Company hereby agree as follows:

Separation Date:

          1.        Executive will resign voluntarily from employment with the Company on June 30, 2011 and, except as specifically provided herein below, will have no more rights, contracts, authority or duties as President, Chief Executive Officer and/or Director of USBI, FUSB or the Company except for the Benefits provided to him pursuant to this Agreement.  The primary purposes of the Agreement are to provide consideration for binding promises and to effect complete and final separation of Executive and the Company.  Executive and the Company will each bear responsibility for his or its own attorneys’ fees and expenses incurred in connection with the matters leading to the Agreement.  Executive will have the opportunity to review and comment on the Company’s proxy statement and press release about his departure.

/s/ RTP	/s/ HBK
Executive	Company

Separation Benefits and other Consideration:

          2.        The good and valuable consideration and benefits to and from the parties, the receipt and sufficiency of which are hereby mutually acknowledged and agreed, are as follows:

          A.        Separation Benefits (“Benefits”) provided to Executive within seven (7) days after the Effective Date of the Agreement: i) the Company shall pay Executive a lump sum amount equal to his current regular base salary for nine months ($236,250.00), and his accrued unused vacation ($45,000.00), subject to legally-required withholdings; ii) the Company shall transfer title to and all responsibility for his current Company vehicle, the Chevrolet Tahoe, to Executive; iii) the Company shall allow Executive to pay COBRA premiums and continue as a participant in the Company’s group health insurance plan at his current coverage levels and categories for a period from July 1, 2011 through June 30, 2014 or until Executive obtains comparable health insurance benefits in subsequent employment, whichever comes sooner; the Company shall pay Executive a lump sum of eighteen thousand dollars ($18,000.00) to compensate Executive for the COBRA premium for the first eighteen months of the continuation period; iv) the Company shall, subject to the terms and conditions of the applicable term life insurance policy, transfer the policy to Executive or convert the policy to an individual term life policy; and v) the Company shall amend the Salary Continuation Agreement dated September 20, 2002 (“SCA”) pursuant to which the Executive or his designated beneficiary shall receive future payments in the amount of seventy-five thousand dollars ($75,000.00) per year in accordance with the SCA. Executive shall retain all rights to his vested benefits in the Company’s 401(k) Plan.  Executive retains his rights as a shareholder to the extent he is a shareholder. Other than the Benefits specifically provided in this Agreement, the parties agree that the Company shall not owe, pay or provide anything else of any value, kind or amount to Executive. The Company agrees that, if a prospective employer is directed to the Company’s CEO for a reference about Executive, the response provided will be limited to confirmation of position and dates of employment.

/s/ RTP	/s/ HBK
Executive	Company

B.        The noncompetition provisions of the Employment Agreement dated January 1, 2000 (the “Non-Compete”) are incorporated herein to their fullest extent, including but not limited to the restrictive covenants and remedies for breach thereof, except that the duration of the restrictive covenants shall be nine (9) months instead of twelve (12) months and the geographic restriction shall be all locations within a fifty (50) mile radius of each and all of the Company’s current offices (not including Acceptance Loan Company offices).  Executive agrees that he shall honor and abide by all of the Company’s rights and remedies provided for in the Non-Compete (as modified herein); and Executive shall cooperate fully with the Company and its attorneys in any future legal or business matter that relates to the period during which Executive was employed by the Company, including but not limited to meeting at reasonable times, providing truthful testimony and making court appearances.

Executive’s General Release:

          For and in consideration of the foregoing Benefits (paragraph 2. A. and its subparts above), I, Executive, for myself and for each and all of my heirs, legatees, estate, family, spouse, executors, administrators, successors, attorneys, agents, and assigns, do hereby agree and covenant to each and all of the following terms and conditions:

          3.        I understand and agree that this Agreement constitutes a complete release with respect to each and all of the following:

                    (a)       the Company, USBI and FUSB;

/s/ RTP	/s/ HBK
Executive	Company

       (b)       Any and all predecessor, successor, affiliated, parent, partner and subsidiary entities, divisions, and facilities of the Company as defined in the Preamble paragraph above (including, but not limited to, its affiliated entities);

                    (c)       Each and all of the past, present, and future stockholders, members, partners, directors, trustees, officers, managers, supervisors, agents, attorneys, employees, and representatives of each of the entities and facilities named in sub-paragraphs (a) and (b) of this Paragraph 3, collectively and separately and severally, and in their official or representative capacities, and their personal or individual capacities; and

                    (d)       The heirs, legatees, estates, families, spouses, executors, administrators, successors, attorneys, agents, and assigns of each of the persons referred to in sub-paragraph (c) of this paragraph 3.

                    (e)       The term "the Releasees" as used in this Agreement shall be deemed to have reference collectively and separately and severally to each and all of the entities and persons referred to in Paragraph 3 and its sub-parts.

          4.        With the sole exception of the Benefits described in Paragraph 2. A., above, I hereby release and forever discharge each and all of the Releasees, separately and severally and collectively, from any and all liability, claims, allegations, and causes of action, known or unknown, for any and all legal and equitable remedies, relief and results, including, but not limited to, back pay, vacation pay, liquidated damages, punitive damages, compensatory damages, nominal damages, interest, attorneys' fees and expenses, costs, declaratory judgment, and injunctive remedies, with respect to each and all of the following:

                    (a)       Claims and causes of action which I have or might have available to be asserted in any lawsuit in any Federal or State Court or in any charge or complaint filed with any government agency (Executive is not hereby prohibited from meeting with or filing a charge with the EEOC, but damages and remedies for any such claims are hereby released nevertheless);

/s/ RTP	/s/ HBK
Executive	Company

       (b)       Claims and causes of action which I have or might have arising out of my employment with the Company or arising out of the Employment Agreement dated January 1, 2000, as amended (“EA”), and the SCA.  The EA is hereby terminated by mutual agreement, and the SCA is modified in accordance with the attached amendment (Exh. 1);

                    (c)       Claims and causes of action which I have or might have arising out of or relating to my separation from employment with the Company, including, but not limited to, the reasons for such separation and the procedures followed in connection with such separation; and

                    (d)       Claims and causes of action which I have or might have under any Federal or State law, including, but not limited to, (i) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (ADEA); (ii) the Alabama Age Discrimination Act, ALA. Code § 25-1-20, et seq., (iii) the Americans with Disabilities Act U.S.C. § 12101 et seq. (ADA); (iv) Title VII of the Civil Rights Act of 1964, as amended 42 U.S.C. § 2000e et seq. (Title VII); (v) the Equal Pay Act, 29 U.S.C. § 206, et seq.; (vi) the Civil Rights Act of 1991, including, but not limited to, 42 U.S.C. § 1981a; (vii) the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; (viii) 42 U.S.C. §§ 1981-1988, including, but not limited to, 42 U.S.C. § 1983; (ix) The Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; (x) the Constitution of the United States and of any and all States, including, but not limited to, the State of Alabama; (xi) any State or Federal whistleblower statute or regulation; (xii) any claims arising under Alabama common law; (xiii) any claims arising under an exception, if any there be, to the employment at will doctrine in Alabama; (xiv) any and all Federal, State, or local statutes, laws, orders, ordinances, or regulations relating to employment discrimination, harassment, retaliation, equal employment opportunity, and/or civil rights; (xv) the Securities Act of 1933, as amended; (xvi) the Securities Exchange Act of 1934, as amended; and (xvii) any State law, theory, or cause of action, based on contract, tort, or any other source.

/s/ RTP	/s/ HBK
Executive	Company

Executive Covenants

          5.        I represent, confirm, acknowledge, and agree that I have not and will not file or initiate, or cause to be filed or initiated, any complaint or other proceeding against the Company or any of the Releasees arising out of or relating in any way to those claims and causes of action made the subject of the release set forth in paragraphs 3 and 4 above.

          6.        As further and integral consideration for the Benefits, I acknowledge and agree that this Agreement, except for the Benefits described in Paragraph 2. A.  above, constitutes a permanent and final separation of any and all association or relationship of any nature between myself and any and all of the Releasees, including, but not limited to, future employment.  I understand and agree that I have waived any future employment and that the denial of any such future employment will not violate any rights I have and shall not be actionable on my part.

          7.        I acknowledge and agree that the provisions in the Agreement of which this release is a part reflect and carry out the mutual desire of the parties to resolve and conclude amicably any and all disputes and contentions between us and constitutes an arms-length and good faith resolution of any and all differences and disputes and claims and defenses between any and all of the Releasees and myself.  I further understand that the Releasees have agreed to the Benefits without any admission of wrongdoing and that this Agreement is in no way an implication, inference or admission of any wrongdoing by myself or any of the Releasees.

/s/ RTP	/s/ HBK
Executive	Company

          8.        Executive has returned or will before the Effective Date return to the Company all Company property and information including but not limited to records, documents, disks, keys, computers, laptops, files, software, phones and credit cards that Executive received in connection with his employment.  More particularly, by signing this Agreement, Executive verifies that he has by the Effective Date returned all Company business information and all copies or images thereof to the exclusive possession of the Company.

          9.        (a)       Executive acknowledges that during the course of his employment with the Company, he had access to and was entrusted with confidential and proprietary information including, but not limited to, information concerning some or all of the following: methods of marketing and business development; personnel policies, practices and procedures; employee agreements and negotiations; employee arbitrations, employee investigations of various personnel disputes and other matters; sales processes and procedures; costs; general business procedures; policies and operations; sales and/or profits; legal and financial matters; audit results; litigation defense and strategies; communications with attorneys; merchandising; sales strategies and techniques; expansion plans; methods of doing business or servicing customers; methods of pricing or charging for services; business forms developed by or for the Company; the form and content of proposals; reports and analyses; the names of suppliers, personnel, customers and potential customers; advertising sources and potential advertising sources; bids; contracts; software programs (however embodied); and information about or belonging to customers, potential customers, suppliers or others (collectively, the "Confidential Business Information").

                    (b)       Executive agrees that any negotiations leading up to this Agreement are strictly confidential.  Executive will not disclose the terms hereof, and represents that he has not disclosed the terms hereof prior to signing, to any person, except to his attorneys, his spouse or professional tax or financial advisors or as required by law or legal process.

/s/ RTP	/s/ HBK
Executive	Company

                    (c)       Without the prior written consent of the Company, Executive specifically agrees that he will never disclose, discuss or reveal any Confidential Business Information or the content of the negotiations leading to this Agreement in the absence of a subpoena, summons, or court order.  Executive further agrees that, if he receives any subpoena, summons or court order requiring him to testify in a proceeding involving the Company, he will so inform the Company within five (5) calendar days of receipt of such request or demand, or at least three (3) days before the date requested for such testimony, whichever is earlier.  In the event a subpoena, summons or court order is served on Executive requiring him to testify without at least three (3) days’ notice, Executive agrees to either (i) object to the subpoena, summons or court order in a timely manner, or (ii) provide actual notice to the Company, through its Chairman of the Board or legal counsel, with sufficiently reasonable time to allow the Company to object, and Executive shall cooperate reasonably in any proceeding relating to the objection.  In either case, Executive may respond if either a lawful court order compelling a response is entered after the Company has objected to the subpoena, summons, or court order (and such order is not appealed) or the Company fails to object after receipt of a reasonable and timely notice.

      (d)       Nothing in this section 9 or its subparagraphs is intended to prevent Executive from complying with any applicable laws and cooperating fully in any investigation by any governmental agency or providing any information to any governmental agency or governmental investigation acting in an official capacity; provided however, that unless authorized in writing by the Company or required to do so by an order of a court or judge of competent, lawful jurisdiction, Executive shall not disclose any attorney-client communications or attorney work product information to which the Company has a good faith claim of privilege.

/s/ RTP	/s/ HBK
Executive	Company

Company Release of Executive

          10.       The Company, as defined collectively herein, hereby forever releases and discharges Executive of and from any and all liability, claims, and causes of action for any and all legal and equitable remedies and relief of any nature whatsoever that arise out of Executive’s employment relationship and the performance of his assigned duties as President, CEO and Director prior to the Effective Date.  Executive retains any rights to legal defense and/or indemnification that he would have in matters brought by third parties pursuant to the Company’s By-Laws, Charter and insurance policies and such rights, if any there be, are not terminated or voided by the terms of this Agreement.

Consultation and Assistance; Legal Representation.

          11.       (a)       Executive agrees that for the next three years, he will remain reasonably accessible and available to Company for consultation as Company may request or desire from time to time, and provide all reasonable assistance to Company and its counsel regarding any business, legal or other matters (including but not limited to litigation, arbitration, investigations or governmental proceedings) in which Executive’s participation and/or involvement is necessary or desirable, all in a timely fashion and at such times as may be mutually agreeable to the parties concerned. As part of this Agreement, Company agrees to pay or reimburse Executive for the payment of any reasonable, pre-authorized out-of-pocket costs or expenses which Executive spends in assisting Company in the investigation, prosecution or defense of any action, suit, proceeding or investigation against or involving Company.  Such assistance shall include appearing from time to time at the office of Company or its counsel for conferences and interviews and, in general, providing Company and its counsel with the full benefit of Executive’s knowledge, in a complete, candid, and truthful manner, with respect to any matter involving or arising out of his employment with Company, and shall include the obligation to testify truthfully in connection with any such matter.  For its part, Company agrees to make every reasonable effort to arrange for any conference, meeting, deposition, interview, hearing, or other legal proceeding involving Executive to be held at a time and place which will minimize, to the extent practicable, interference with or disruption of any future employment relationship of Executive.

/s/ RTP	/s/ HBK
Executive	Company

                    (b)       If Executive becomes a party to or subject of, or faces the reasonable possibility of becoming a party to or subject of a civil suit or governmental investigation as a result of the performance of his official duties as an Executive of the Company, then Executive shall promptly give notice to Company.  In the event of a lawsuit or investigation, Executive will fully cooperate with the Company in any joint defense, including coordination of selection of counsel, the preparation of the defense, and resolution or trial of any claims.  Nothing in this section 11 is intended to prevent Executive from complying with any applicable laws and cooperating fully in any investigation by any governmental agency or providing any information to any governmental agency or governmental investigation acting in an official capacity; provided however, that unless authorized in writing by the Company or required to do so by an order of a court or judge of competent jurisdiction Executive shall not disclose any attorney-client communications or attorney work product information to which the Company has a good faith claim of privilege.

          12.       This Agreement will be governed by the laws of the State of Alabama and any case or controversy arising hereunder shall be brought in Clarke County, Alabama.  In the event any term or provision of this Agreement is determined to be invalid or void or unenforceable, each and all of the remaining terms and provisions herein shall remain in full force and effect.

/s/ RTP	/s/ HBK
Executive	Company

          13.       This Agreement encompasses the entire agreement between the parties and supersedes all previous agreements, if any, between the parties, verbal or otherwise.  Executive represents, acknowledges and agrees that, in executing this Agreement, he does not rely and has not relied upon any representation or statement set forth hereby made by the Company with regard to the subject matter, basis or effect of this Agreement or otherwise and Executive further represents, acknowledges and agrees that there have been no such representations, promises or statements made by the Company, except as specifically set forth in this Agreement.

          14.       Executive agrees that he will not make any disparaging statements to current, former or prospective Company customers, contractors, vendors or employees, to any media or to any other person about the Company, its affiliates, partners, parent, and their respective employees, officers, members, partners, managers, or directors.  The Company’s current Board members and the next CEO, assuming he/she becomes a member of the Board, agree not to disparage Executive to any third parties relating to the facts or circumstances surrounding his separation from employment or this Agreement.  A "disparaging statement" is any communication, oral or written, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to whom the communication relates.

/s/ RTP	/s/ HBK
Executive	Company

          15.       In the event of Executive’s breach or violation of, or failure to completely and timely perform any of the provisions of this Agreement, the Company's obligation to provide further Benefits and/or perform any of its remaining obligations hereunder, including the obligation to continue any payments, defense or other Benefits under any provision of Paragraph 2. A., above, shall immediately terminate; provided, however, that the Executive’s general release set forth above and all of Executive's other obligations shall remain in full force and effect. In addition, in the event Executive breaches, or threatens to breach, any of the provisions of this Agreement, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide the Company with an adequate remedy.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.  Executive recognizes and agrees that the Company's remedy at law for breach of this Agreement would be inadequate, and further agrees that, for Executive’s breach of such provisions, the Company shall be entitled to injunctive relief and to enforce its rights by an action for specific performance, and shall be entitled to recover its reasonable attorneys' fees and expenses incurred in any such action if it prevails on any of its claims.  The Executive shall have the same rights as the Company pursuant to this paragraph 15 in the event the Company breaches this Agreement.

Compliance with Section 409A.

          16.       To the extent applicable, the Company and Executive intend that the provisions in this Agreement meet an exemption from and otherwise comply with Section 409A of the Internal Revenue Code and all Regulations, guidance, or other interpretative authority thereunder (“Section 409A”).  The Company and Executive also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated or delayed in violation of Section 409A.

/s/ RTP	/s/ HBK
Executive	Company

Consultation with Attorney and Revocation Period.

         17.       Executive represents and agrees that he fully understands all provisions and aspects of this Agreement and that he has been advised to consult an attorney of his own choice before signing this Agreement and has availed himself of this right.  Executive further represents and agrees that he has carefully read and fully understands all the provisions of this Agreement and that he is voluntarily entering into this Agreement.  Executive further acknowledges and agrees that the severance benefits and compensation he is receiving or will receive under this Agreement are sufficient consideration for the binding promises herein.  Executive acknowledges and agrees that he has been given twenty-one (21) days within which to consider this Agreement and that he may accept and execute this Agreement at any time up to, and including, close of business July 21, 2011.  Executive has elected voluntarily and with advice of legal counsel to execute the Agreement in less than twenty-one (21) days.  Executive further acknowledges, understands and agrees that for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement in writing.  Executive understands that he will neither receive nor be entitled to payments and compensation set forth in this Agreement unless he accepts and executes this Agreement by July 21, 2011, and until seven (7) days revocation period has passed and this Agreement is final and otherwise non-revocable.  The day after the end of the revocation period is the “Effective Date” of the Agreement.

          18.       I, R. Terry Phillips, have read and fully understand the terms, provisions, and conditions of this Agreement.  I accept each and all of the terms, provisions and conditions of the Agreement, and I do so voluntarily, having had the advice of an attorney, and with full knowledge and understanding of the contents, nature, and effect of each and all of the terms, provisions, and conditions of the Agreement.

/s/ RTP	/s/ HBK
Executive	Company

           EXECUTED on this the 30th day of June, 2011.

Executive:

/s/ R. Terry Phillips
R. Terry Phillips

/s/ Ronald Snider 6-30-11
Ronald Snider, as attorney for R. Terry Phillips

USBI and FUSB:

/s/ Hardie B. Kimbrough
By: Hardie B. Kimbrough
Its: Chairman of the Board

/s/ David M. Smith 6/30/11
David M. Smith, as attorney for The Company

/s/ RTP	/s/ HBK
Executive	Company

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